Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-         ) and Form S-8 (No. 333-31333) of our report dated March 14, 2005 relating to the consolidated financial statements, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Eon Labs, Inc. Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, NY
March 14, 2005

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